Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119008 on Form S-8 of our reports, dated March 7, 2008, relating to the consolidated financial statements and financial statement schedule of Rotech Healthcare Inc. and subsidiaries (the Company) and on the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rotech Healthcare Inc. and subsidiaries for the year ended December 31, 2007.

/s/    Deloitte & Touche LLP

Certified Public Accountants

Orlando, Florida

March 7, 2008